FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp

Northeast Bancorp Announces Third Quarter Earnings and Dividend

Auburn, Me 4/20/04- Northeast Bancorp (AMEX "NBN") announced that earnings for the third quarter ended March 31, 2004 were $1,020,348, or $0.40 per diluted share, and earnings for the nine month period ended March 31, 2004 were $2,826,747, or $1.08 per diluted share. Earnings for the same periods last year were $1,076,026, or $0.40 per diluted share and $2,894,947, or $1.08 per diluted share respectively. Net income was negatively impacted by lower net investment income in the three month and nine month periods ended March 31, 2004, compared to the same periods in fiscal 2003.

In addition, the Board of Directors declared a dividend of $0.09 per share, payable on May 21, 2004 to shareholders of record as of the close of business on April 30, 2004.

Northeast President & CEO Jim Delamater commented, "We are pleased to report that earnings are in line with our expectations, as we continue to maintain an asset sensitive interest rate risk position that is favorable to rising interest rates. Our ongoing dedication to high quality credit standards continues. We fully expect that our business plan and high level of income diversity will result in higher earnings performance in the future, while preserving the overall integrity of our balance sheet and franchise value."

Delamater added, "We continue to develop for our clients access to a vast array of financial products and services, and remain intent upon the cross-sales of multiple products and services to each and every household we serve. This effort has led to a high level of income diversity, producing a record of consistent earnings growth, as well as the ability to pay a fair dividend, repurchase shares, and realize regular increases in the overall size and value of our franchise."

Northeast Bancorp trades on the American Stock Exchange with approximately 2.5 million shares outstanding as of March 31, 2004, and its asset size has recently passed the one-half billion dollar mark, reporting assets of $518 million at March 31, 2004, with a book value of approximately $14.85 per share. Northeast Bancorp is the holding company for Maine-based Northeast Bank, founded in 1872, which operates from 13 locations throughout western, central, southern and mid-coastal Maine.

Northeast Bank, together with its wholly owned subsidiary, Northeast Financial Services, and other affiliations, provides its retail and business customers with a broad array of financial services, and derives its income from a combination of traditional banking services, and non-traditional financial products and services. These non-traditional products and services include trust, investment, and insurance services, including life, disability, property and casualty insurance. All are offered via a "needs-based" sales philosophy that requires employees to understand customer goals and objectives when finding the most appropriate product or service match.

The headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Management encourages present and prospective shareholders to contact President & CEO Jim Delamater if they wish to discuss the Company and its products, services, or ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com, or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries, or in learning more about the Company should access its web site at www.northeastbank.com.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Nine Months Ended
	March 31,		%	March 31,		%
	2004	2003	Change	2004	2003	Change
Selected financial information

Income statement data:

Interest income	$ 6,996	$ 6,975	0%	$ 20,499	$ 21,734	-6%
Interest expense	2,958	3,336	-11%	8,932	10,541	-15%
Net interest income	4,038	3,639	11%	11,567	11,193	3%
Provision for loan losses	240	225	7%	721	916	-21%
Net interest income after provision for loan losses	3,798	3,414	11%	10,846	10,277	6%
Gain on sale of loans	96	232	-59%	629	611	3%
Gain on securities	69	405	-83%	187	838	-78%
Other noninterest income	1,139	887	28%	3,234	2,544	27%
Noninterest expense	3,583	3,344	7%	10,716	9,954	8%
Operating income before income tax	1,519	1,594	-5%	4,180	4,316	-3%
Income tax expense	499	518	-4%	1,353	1,421	-5%
Net income	$ 1,020	$ 1,076	-5%	$ 2,827	$ 2,895	-2%

Per share data:
Basic earning per common share	$ 0.40	$ 0.41	-2%	$ 1.11	$ 1.09	2%
Diluted earnings per common share	$ 0.40	$ 0.40	0%	$ 1.08	$ 1.08	0%
Weighted average shares outstanding:
Basic	2,526,572	2,645,827	-5%	2,548,172	2,583,312	-1%
Diluted	2,582,450	2,687,411	-4%	2,609,256	2,660,058	-2%

Book value per share	14.85	13.89		14.85	13.89
Tangible book value per share	14.54	13.49		14.54	13.49

Net interest margin	3.43%	3.43%		3.38%	3.55%
Net interest spread	3.15%	3.08%		3.09%	3.16%
Return on average assets (annualized)	0.82%	0.90%		0.78%	0.87%
Return on equity (annualized)	11.02%	11.70%		10.21%	10.69%
Tier I leverage ratio (Bank)	8.20%	8.67%		8.20%	8.67%
Tier I risk-based capital ratio (Bank)	10.75%	11.39%		10.75%	11.39%
Total risk-based capital ratio (Bank)	11.18%	12.00%		11.18%	12.00%
Efficiency ratio	67%	65%		69%	66%
Nonperforming loans	926	1,395		926	1,395
Total nonperforming assets	1,032	1,643		1,032	1,643
Nonperforming loans as a % of total loans	0.23%	0.36%		0.23%	0.36%
Nonperforming assets as a % of total assets	0.20%	0.35%		0.20%	0.35%

	March 31,		%
	2004	2003	Change
Balance sheet highlights:

Investment securities	$ 66,432	$ 30,520	118%
Loans held for sale	640	1,919	-67%
Loans	405,813	384,000	6%
Allowance for loan losses	4,358	3,905	12%
Total assets	518,029	469,715	10%

Deposits:
NOW and money market	79,011	96,519	-18%
Savings	29,218	24,224	21%
Certificates of deposits	134,986	145,236	-7%
Brokered time deposits	75,703	26,625	184%
Noninterest-bearing deposits	33,653	37,873	-11%
Total deposits	352,571	330,477	7%

Borrowings	92,283	93,377	-1%
Shareholders' equity	37,627	36,097	4%

Shares outstanding	2,533,216	2,645,827	-4%